Exhibit 3.3.72

CERTIFICATE OF INCORPORATION

RED BANK THEATRE CORPORATION

We, the undersigned individuals of the age of Twenty-one (21) years or more, acting as incorporators of the corporation under the New Jersey Business Corporation Act, do hereby adopt the following Certificate of Incorporation for such corporation:

I.

NAME

The name of the Corporation is Red Bank Theatre Corporation.

II.

DURATION

The period of the corporation’s duration shall be perpetual.

III.

PURPOSE OR PURPOSES

The corporation shall be for the purpose of any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

IV.

CAPITALIZATION

The aggregate number of shares which the corporation shall have authority to issue if Five Hundred (500), without nominal or per value.

V.

REGISTERED OFFICE

The address of the corporation’s initial registered office is 1319 Memorial Drive, City of Asbury Park, County of Monmouth and State of New Jersey and the name of the corporation’s initial registered agent at such address is Robert E. Levy.

VI.

DIRECTORS

The number of directors constituting the initial Board of Directors is Three (3), and the names and addresses of the persons who are to serve as directors under the first annual meeting of the shareholders, or until their successors are elected and qualified are:

NAME	ADDRESS

Robert E. Levy	1322 Unami Avenue, Wanamassa, New Jersey

Lewis H. Robertson	855 Woodgate Ave., Long Branch, New Jersey

Linda M. Falduti	324 Hillside Ave., Long Branch, New Jersey

The number of directors of the corporation set forth above shall constitute the authorized number of directors until changed by an amendment of a by-law duly adopted by the vote or the written consent of the holders of the majority of the then outstanding shares of stock in the corporation.

VII.

INCORPORATORS

NAME	ADDRESS

Robert E. Levy	1322 Unami Avenue, Wanamassa, New Jersey

Lewis H. Robertson	855 Woodgate Ave., Long Branch, New Jersey

Linda M. Falduti	324 Hillside Ave., Long Branch, New Jersey

In witness whereof, we have hereunto set our hands this 9 day of November, 1978.

/s/ ROBERT E. LEVY
ROBERT E. LEVY

/s/ LEWIS H. ROBERTSON
LEWIS H. ROBERTSON

/s/ LINDA M. FALDUTI
LINDA M. FALDUTI

New Jersey Department of State

Division of Commercial Recording

Certificate of Amendment to the

Certificate of Incorporation

(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General of New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is: Red Bank Theatre Corporation

2. In accordance with Section 14A:14-24 of the General Corporation Law of New Jersey, this Amendment of the Articles of Incorporation was made pursuant to a provision contained in an order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of this Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40374, confirmed and approved on March 1, 2002

3. Article Four of the Certificate of Incorporation shall be amended by adding the following sentence:

“In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

Dated this 21 day of March, 2002

BY:	/s/ BRYAN BERNDT
Bryan Berndt
Vice President